EXHIBIT 99


COMPAQ COMPUTER CORPORATION     P.O. BOX 692000                    NEWS RELEASE
PUBLIC RELATIONS                HOUSTON, TEXAS  77269-2000
                                TEL 281-514-0484
                                FAX 281-514-4583

                                HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
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               COMPAQ REACHES AGREEMENT TO ACQUIRE SHOPPING.COM
  STRATEGIC MOVE FOR ALTAVISTA TO BECOME A LEADING INTERNET TRANSACTION SITE

     HOUSTON, JAN. 11, 1999 - In a move designed to leverage the tremendous user traffic generated by its AltaVista Internet guide and its Internet PCs, Compaq Computer Corporation (NYSE: CPQ) today announced it has reached a definitive agreement to acquire Shopping.com (OTC: IBUY), a leading on-line retailer which offers Internet shoppers a vast array of top brand-name consumer products. The increased traffic from AltaVista and Compaq Internet PCs will enable Shopping.com to grow faster and more efficiently than stand alone e-commerce companies. In turn, the increased knowledge gained from users' online purchasing interests will allow AltaVista to better organize content and information for its users.

     A wholly owned subsidiary of Compaq will promptly commence a tender offer to acquire all of the outstanding shares of Shopping.com for $19 per share in cash, representing an aggregate approximate purchase price of $220 million. The Board of Directors and management of Shopping.com have unanimously approved the acquisition and will recommend shareholder acceptance.

     "The Internet is fast becoming a transaction medium in addition to a content medium. Today, AltaVista becomes the first site to fully combine these two capabilities into one synergistic user experience," said Rod Schrock, Compaq Senior Vice President and Group General Manager, Consumer Products.
"Our intent is to make AltaVista the leading guide for both information and e-commerce on the Internet."

     During the recent holiday season, AltaVista drove several million visits to the AltaVista Holiday shopping experience and its e-commerce partners. With the addition of Shopping.com capabilities, AltaVista can now directly complete e-commerce transactions and offer customers a seamless information and shopping experience.

     Compaq entered into a stockholder agreement with certain significant shareholders who, in the aggregate, are the holders of approximately 27 percent of the fully diluted shares of common stock of Shopping.com. The stockholder agreement provides for, among other things, the commitment of each of these shareholders to tender their respective shares into the tender offer.

     The closing of the transaction is subject to the satisfaction of various conditions including, but not limited to, Compaq receiving at least 90 percent of the issued and outstanding shares of common stock of Shopping.com and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

ALTAVISTA LEADS THE INDUSTRY

     AltaVista is the most powerful and useful guide to the Internet and is a forerunner in Web search technology. AltaVista continues to set new standards such as indexing the entire Internet as well as providing the AV Family Filter and AV Photo Finder search capabilities.

     Over the last several months, AltaVista has made extensive enhancements to make navigating the Internet relevant, fast and effective for Web users of all proficiency levels. The impact of these improvements has been noted by both customers and the press:

- AltaVista was named one of "The Best Sites of '98" by ZDNet/Yahoo! Internet Life.

- AltaVista is a nominee for the 1999 Webby Awards given by the International Academy of Digital Arts & Sciences (IADAS).

- AltaVista received the highest marks in the Internet search industry for accuracy, user satisfaction and loyalty based on a recent study by Cyber Dialogue, a leading authority in one-to-one marketing and on-line market research.

- AltaVista has grown to become the ninth largest individual domain on the Internet, up from the eleventh position, as ranked by the firm Relevant Knowledge.

For more information, visit AltaVista's flagship site located at http://www.altavista.com or http://www.av.com.

SHOPPING.COM UNIQUE ATTRIBUTES

     Shopping.com has a state-of-the-art transaction capability that can best complement AltaVista's customer traffic potential while delivering a superior customer buying experience. Committed to offering one-stop shopping for products and services, Shopping.com:

- Features 63 Warehouse Power Stores to Internet shoppers providing a comprehensive selection of over two million name brand products backed by more than 1,000 merchandizing partners

- Offers the Maximizer frequent shopper program where customers earn reward dollars on all purchases and services

The simple "Shopping.com" name is easily recognizable and will aid in the development of the most powerful e-commerce brand in the industry. Shopping.com is available at http://www.shopping.com.
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COMPANY BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. The company is an industry leader in environmentally friendly programs and business practices.

Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com.
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Compaq, Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:
Compaq Computer Corporation     Jim Finlaw                 281-514-6137
                                jim.finlaw@compaq.com
Compaq Computer Corporation     Alan Hodel                 281-518-8932
                                alan.hodel@compaq.com